UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 4, 2013

WEST BANCORPORATION, INC.
(Exact Name of Registrant as Specified in its Charter)

Iowa	0-49677	42-1230603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 22nd Street, West Des Moines, Iowa 50266
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (515) 222-2300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 4, 2013, West Bancorporation, Inc. (the "Company") entered into a Stock Repurchase Agreement (the "Agreement") with American Equity Investment Life Holding Company ("AEL") and American Equity Life Insurance Company ("AELC" and together with AEL, the "seller") pursuant to which the Company agreed to repurchase 1,440,592 shares of its common stock. The shares represented 8.27 percent of the total common shares outstanding on June 4, 2013. The purchase price was $10.95 per share. The repurchased shares will be canceled, thus reducing the Company's total issued and outstanding common shares to 15,969,464.

This transaction is the result of the seller indicating a desire to sell these shares. The Company, with the assistance of an investment banking firm, evaluated the merits of repurchasing these shares and decided it was beneficial to do so. The investment banking firm also represented the Company in negotiations with the seller.

The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the agreement, which is included as Exhibit 10.1 to this form 8-K and incorporated herein by reference. The Company's press release dated June 6, 2013, is attached to this Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company has accepted a loan commitment with a commercial bank to borrow $16,000,000 to fund the repurchase of the shares described in item 1.01. The note will be payable quarterly over five years. The interest rate will be variable at 195 basis points over the 30 day LIBOR rate. The Company expects to close on this loan transaction in June 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

West Bancorporation, Inc.

June 6, 2013	By:	/s/ Douglas R. Gulling
Name: Douglas R. Gulling
Title: Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Stock Repurchase Agreement
99.1	Press Release